EXHIBIT 10.29
SUBLEASE
1.	PARTIES. This Sublease, dated as of August 25, 2008, is made between Omniture, Inc., a Delaware corporation (“Sublessor”) and The Active Network, Inc., a Delaware corporation (“Sublessee”).

2.	MASTER LEASE.
Sublessor is the named Tenant under a written Office Lease dated as of August 23, 1999 (as amended, the “Master Lease”) wherein Seaview PFG, LLC (as successor-in-interest to LNR Seaview, Inc., “Landlord”) leased to Sublessor (as Tenant and successor-in-interest to WebSideStory, Inc.) the certain office space in the building located at 10182 Telesis Court, San Diego, California 92121 consisting of area on the fourth, fifth, and sixth floors of that building (as defined in the Master Lease, the “Tenant Premises”). The Master Lease (including without limitation the First Amendment date as of July 3, 2001 and the Second Amendment dated as of December 7, 2005) is attached hereto as Exhibit “A.”

3.	PREMISES; FURNITURE.
Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the entire Suite 600, to wit approximately 18,599 rentable square feet located on a portion of the Sixth Floor of the Building along with all tenant’s improvements located therein (the “Premises”). The taking of possession of the Premises by Sublessee shall be conclusive evidence as against Sublessee that Sublessee accepts the same “as-is” and that the Premises were in good and satisfactory condition at the time such possession was taken.

Sublessee shall during the Sublease Term also be entitled to use the furniture and other equipment listed in Exhibit B to this Sublease, which is incorporated herein by this reference. Said use shall be at no additional charge to Sublessee (other than payment of Rent as described below). At the conclusion of the Sublease Term and contingent upon Sublessee’s fulfillment of its obligations hereunder, Sublessee shall be deemed owner all of such furniture and other equipment listed in Exhibit B with no further payment to Sublessor.

4.	TENANT IMPROVEMENTS.
Sublessee shall have the right to make tenant improvements to the Premises, consistent with the terms and conditions identified in the Master Lease following approval and/or acceptance of Sublessor and Landlord, provided that Sublessee shall be responsible for restoring the Premises to its original condition upon expiration or termination of the Sublease Term (defined below).

Sublessee may use the furniture and network cabling that exists in the Premises as of the Commencement Date (defined below). All furniture shall be subject to a written inventory that shall be approved by each of Sublessee and Sublessor. At the expiration or termination of the Sublease Term, Sublessee shall own the furniture as per said written inventory with Sublessee’s satisfactory performance hereunder being Sublessor’s sole compensation for such furniture.

5.	WARRANTY BY SUBLESSOR.
Sublessor warrants and represents to Sublessee that the Master Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Sublease Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Landlord that Sublessor is in default or breach of any of the provisions of the Master Lease.

6.	TERM.
The Term of this Sublease (the “Sublease Term”) shall commence as of November 1, 2008 (the “Commencement Date”) and end on January 31, 2013 (“Termination Date”) unless otherwise sooner terminated in accordance with the provisions of this Sublease. In the event the Term commences on a date other than the Commencement Date, Sublessor and Sublessee shall execute a memorandum setting forth the actual date of commencement of the Term. Possession of the Premises (“Possession”) shall be delivered to Sublessee on the Commencement Date and Sublessee may access the Premises through December 31, 2008 for the sole purpose of allowing Sublessee to complete any tenant improvements as permitted in Section 4 above and Sublessee’s IT/telco cabling and installations, furniture relocation, or reconfiguring. Tenant shall not conduct business in the Premises before December 31, 2008. If for any reason Sublessor does not deliver Possession to Sublessee on the Commencement Date, then Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within ten (10) days after the Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelled, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

Sublessee may take possession of the Premises for the permitted use (described in section 9 below) commencing as of January 1, 2009.

7.	RENT.
7.1	Definitions. An “Annual Period” shall mean each successive and consecutive twelve (12) month period commencing as of the “Rent Commencement Date,” provided that the Annual Period occurring when this Sublease expires may be less than twelve (12) months. The “Rent Commencement Date” shall mean January 1, 2009; subject to the provisions of section 7.3 below.

7.2	Minimum Rent. Sublessee shall pay to Sublessor as minimum rent during the first Annual Period, without deduction, setoff, notice, or demand, at Omniture, Inc., Dept. CH 17426, Palatine, Illinois 60055 or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the sum of forty-four thousand six hundred thirty-seven dollars sixty cents ($44,637.60) per month, in advance on the first day of each month of the Term (the “Minimum Rent”). The monthly Minimum Rent payments during each Annual Period after the first Annual Period shall increase in the amount of three and one-half percent (3.5%) over the monthly Minimum Rent payments during the previous Annual Period.

7.3	Free Rent. Notwithstanding the Minimum Rent definition set forth above, Sublessee shall have no obligation to pay Minimum Rent for the month of January 2009. Accordingly, Minimum Rent for the first Annual Period shall be payable commencing February 1, 2009.

7.4	Additional Rent. In addition to Minimum Rent, the following amounts shall be paid by Sublessee to Sublessor without deduction, setoff, notice, or demand, at Omniture, Inc., Dept. CH 17426, Palatine, Illinois 60055 or at such other place as Sublessor shall designate from time to time by notice to Sublessee:
7.4.1	Commencing as of the Rent Commencement Date, Sublessee shall (in addition to paying Minimum Rent) pay to Sublessor as additional rent a portion of the annual Utilities Costs (as defined in the Master Lease) applicable to the Premises (calculated on a pro rata basis according to rentable square feet of the Premises and Tenant Premises). Notwithstanding the foregoing, Sublessee shall have no obligation to pay Utilities Costs for the month of January 2009. Accordingly, Utilities Costs for the first Annual Period shall be payable commencing February 1, 2009.

7.4.2	Commencing as of January 1, 2010, Sublessee shall (in addition to paying Minimum Rent) pay to Sublessor as additional rent a portion of the Direct Expenses (as defined in the Master Lease) applicable to the Premises (calculated on a pro rata basis according to rentable square feet of the Premises and Tenant Premises) as set forth in this Section 7.4.2. Minimum Rent for 2009 includes all Direct Expenses. Thereafter, increases in Direct Expenses shall be payable (pro rata) by Sublessee to

Sublessor as additional rent, i.e. 2009 is the Sublessee’s Base Year (as such term is used in the Master Lease) and no increases in Direct Expenses are passed through for 2009 as additional rent. Any such additional rent shall be payable as and when Direct Expenses are payable by Sublessor to Landlord under the Master Lease.

7.4.3	As and when adjustments between estimated and actual Operating Costs are made under the Master Lease, the obligations of Sublessor and Sublessee hereunder shall be adjusted in a like manner; and if any such adjustment shall occur after the expiration or earlier termination of the Term, then the obligations of Sublessor and Sublessee under this Section 7.4 shall survive such expiration or termination. Sublessor shall, upon request by Sublessee, furnish Sublessee with copies of all statements submitted by Landlord of actual or estimated Direct Expenses and/or Utilities Costs during the Term.
7.5	Other Utilities. Sublessee shall be responsible for arranging for the use of and payment for any utilities for the Premises that are not provided by Landlord and included as Utilities Costs.
8.	SECURITY DEPOSIT.
Sublessee shall deposit with Sublessor upon execution of this Sublease the sum of eighty-nine thousand two hundred seventy-five dollars twenty cents ($89,275.20) as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder (“Security Deposit”). If Sublessee fails to pay rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublessor may become obligated by reason of Sublessee’s default or breach, or for any loss or damage sustained Sublessor as a result of Sublessee’s default or breach. If Sublessor so uses any portion of the Security Deposit, Sublessee shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited, and Sublessee’s failure to do so shall constitute a default under this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublessor assigns its interest in this Sublease, Sublessor shall deliver to its assignee so much of the Security Deposit as is then held by Sublessor. Within thirty (30) days after the Term has expired, or Sublessee has vacated the Premises, or any final adjustment pursuant to this Sublease has been made, whichever shall last occur, and provided Sublessee is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not therefore been applied by Sublessor, shall be returned to Sublessee or to the last assignee, if any, of Sublessee’s interest hereunder.

9.	USE OF PREMISES; PARKING.
9.1	The Premises shall be used and occupied only for general office use or other use permitted per applicable zoning and as further described in the Master Lease and for no other use or purpose.

9.2	Sublessee is entitled to its pro rata share of parking, as per Section 6.2 of the Master Lease.
10.	ASSIGNMENT AND SUBLETTING.
Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublessor and the consent of Landlord, as governed in particular by with the provisions of Section 14 of the Master Lease.

11.	OTHER PROVISIONS OF SUBLEASE.
11.1.	Duties under Master Lease. All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the landlord thereunder, and Sublessee the tenant thereunder. Sublessee assumes and agrees to perform the tenant’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises and not applicable to Sublessor as the original tenant, as further described in the Master Lease, except that the obligation to pay rent to Landlord under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 7 of this Sublease. All indemnification obligations of Tenant under the Master Lease shall be performed by Sublessee in favor of both Landlord and Sublessor as indemnitees. All insurance obligations of Tenant under the Master Lease shall be performed by Sublessee in favor of both Landlord and Sublessor as insureds. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor, in its performance of this Sublease, shall not commit any act or omission that will violate any of the provisions of the Master Lease. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the non-defaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Premises or the building or project of which the Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

11.2.	Sublessor’s Performance of Sublessee’s Obligations. If Sublessee shall default (beyond any applicable grace period in the Master Lease) in the performance of any of Sublessee’s obligations hereunder, Sublessor, without thereby waiving such default, may, at Sublessor’s option, after ten (10) days notice to Sublessee, perform the same for the account of Sublessee. If Sublessor makes any expenditures or incurs any obligations for the payment of money, including attorneys’ fees, in connection with (i) defending any action brought by Sublessee against Sublessor or against Landlord and naming Sublessor which is prohibited by the terms hereof or for which Sublease does not ultimately prevail or (ii) curing Sublessee’s defaults or in instituting, prosecuting or defending any action or proceeding, by reason of any default of Sublessee hereunder or of Landlord under the Master Lease, such sums paid or obligations incurred, shall be paid by Sublessee to Sublessor as additional rent within five (5) days of rendition of any bill or statement to Sublessee therefor and Sublessor shall have the same rights with respect thereto and Sublessee shall have the same obligations therefor as if same constituted Minimum Rent hereunder.

11.3	Late Charge and Interest. It is agreed between the parties hereto that late payment by Sublessee of Minimum Rent, Additional Rent (as specified either in the Master Lease or this Sublease) or other sums due hereunder will cause Sublessor to incur costs not contemplated by this Sublease. Such costs include, without limitation, processing and accounting charges, loss of use of funds, and unforeseen advancement by Sublessor for Sublessee’s obligations and other financing costs. In the event of any such default by Sublessee (i) it would be impracticable or extremely difficult to fix the actual damages suffered by Sublessor and (ii) the charges herein below set forth are, as of the date hereof: a fair and reasonable estimate of Sublessor’s damages. Should Sublessor not receive any payment when due, Sublessee agrees to pay Sublessee forthwith a late charge for each such late payment in an amount equal to three percent (3%) percent of the delinquent sum (it being understood that such late charge shall not be payable with respect to the first late payment in any Annual Period). Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue amount, and shall not prevent Sublessor from exercising any of its rights and remedies under this Sublease, or applicable law. In addition to any such late charge, Sublessee shall pay interest to Sublessor on any and all sums not paid hereunder when due at the rate of one and one-half percent (1.5%) per month or, if less, the maximum rate permissible under applicable laws, from the date due until paid in full.

11.4	Landlord’s Defaults. Sublessor shall have no liability of any nature whatsoever to Sublessee for Landlord’s failure to perform or render such services and Sublessee shall not sue or make claim against Sublessor therefor, and shall look solely to Landlord for all such services and shall not, under any circumstances, seek nor require Sublessor to perform any of such services, nor shall Sublessee make any claim upon Sublessor or sue Sublessor for any damages which may arise by reason of Landlord’s default under the Lease, or Landlord’s negligence, whether by omission or commission. If Landlord shall default in the performance or observance of any of its agreements or obligations under the Lease, Sublessor shall have no liability therefor to Sublessee and there shall not be in any event construed to exist any corresponding obligation by Sublessor to Sublessee for any such services or other obligations under this Sublease. No such default of Landlord shall excuse Sublessee from the performance of any of its obligations to be performed under this Sublease or entitle Sublessee to terminate this Sublease or to reduce or abate or offset any of the rents provided for in this Sublease. In furtherance of the foregoing, Sublessee does, to the extent permitted by law, and except for the willful acts of Sublessor, hereby waive any cause of action and any right to bring any action against Sublessor by reason of any act or omission of Landlord. The foregoing notwithstanding, Sublessor shall cooperate in all respects with Sublessee, the costs of which to be reimbursed by Sublessee as additional rent, to obtain services or the performance of Landlord’s obligations to be provided by Landlord under the Lease and take all actions necessary with respect thereto.
12.	GOVERNING LAW; ATTORNEY’S FEES.
This Sublease shall be governed by, and construed pursuant to, the laws of the State of California, without reference to its conflicts of laws principals. If Sublessor or Sublessee shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney’s fees as ultimately awarded by a court or arbitration panel of competent jurisdiction.

13.	COMMISSION.
Upon execution of this Sublease, and consent thereto by Landlord (if such consent is required under the terms of the Master Lease), Sublessor shall pay David Marino of Irving Hughes (“Sublessor’s Broker”) a real estate brokerage commission of four percent (4%) of the aggregate Minimum Rent due hereunder in accordance with Sublessor’s contract with Sublessor’s Broker for the subleasing of the Premises. Said amount shall be invoiced in equal installments of fifty percent (50%) each on or after: (a) the parties’ full execution of this Sublease and (b) January 1, 2009. Payments shall be made by Sublessor within thirty (30) days after Sublessor’s receipt of invoice. Sublessor shall have no further obligation for any commissions or fees to any other party in connection with this Sublease. Other than payments to Sublessor’s Broker, Sublessee agrees to indemnify and hold Sublessor harmless from any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder’s fee alleged to be payable because of any act, omission, or statement of Sublessee.

14.	NOTICES.
All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by facsimile or overnight delivery by a nationally recognized courier service, supported by written delivery confirmation, or United States Mail, postage prepaid, addressed to the Sublessee at the Premises, and to the address below, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by facsimile or overnight delivery by a nationally recognized courier service, supported by written delivery confirmation, or United States Mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee. Delivery for notices under this section shall be deemed to have occurred on the next business day following actual receipt.

To Sublessor:
Omniture, Inc.
c/o Ned Sizer
250 Brannan
Third Floor
San Francisco, Ca. 94107

With copies to:
Chief Legal Officer
550 East Timpanogos Circle
Orem, UT 84097

Shane Koller
550 East Timpanogos Circle
Orem, UT 84097

To Sublessee:
The Active Network
c/o Steven Kemper, CFO
10182 Telesis Court
First Floor
San Diego, California 92121

With copies to:
Office of General Counsel
10182 Telesis Court, First Floor
San Diego, California 92121

15.	CONSENT BY LANDLORD. This Sublease shall be of no force or effect unless consented to by landlord within fifteen (15) days after execution hereof.

16.	ENTIRE AGREEMENT; NO MODIFICATIONS. This Sublease, including any referenced Exhibits attached hereto, along with the Master Lease (as amended) constitute the entire understanding and agreement of the Sublessor and Sublessee with respect to the subject matter set forth herein and supersede and replace any prior or contemporaneous oral or written agreements or understandings between Sublessor and Sublessee. This Sublease may not be altered, amended or modified except pursuant to a writing signed by an authorized officer of Sublessor and Sublessee.

17.	INDEMNIFICATION OF SUBLESSEE PRIOR TO DELIVERY OF POSSESSION. Sublessee shall not be liable for any damage or injury to any person, entity, or to any property caused by Sublessor prior to the Commencement Date, and Sublessor agrees to indemnify and hold Sublessee, and its subsidiary companies and their respective officers, directors, employees, and agents harmless from any actual or threatened third party (including without limitation Landlord) claims, damages, liabilities, and other obligations (including reasonable attorneys fees and legal costs incurred by Sublessee) resulting from: (a) Sublessor’s breach of the Master Lease prior to the Commencement Date or (b) Sublessor’s negligence resulting in damage to tangible, personal property or personal injury. If any action or proceeding is brought against Sublessee by reason of any of the foregoing matters, Sublessor shall upon notice defend the same at Sublessor’s expense and Sublessee shall reasonably cooperate with Sublessor in such defense.

18.	FORCE MAJUERE. Dates or times by which either party is required to perform under this Sublease will be postponed automatically to the extent that any party is prevented from meeting them by causes beyond its reasonable control, provided such party promptly notifies the other thereof and makes reasonable efforts to perform.

19.	COUNTERPARTS. This Sublease may be executed in separate counterparts and delivered by facsimile or such other electronic means as are available to the parties. Such counterparts taken together shall constitute one and the same original document.

20.	SEVERABILITY. If any provision of this Sublease is held by a authorized arbitrator or court or of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be stricken and the remainder of this Sublease and its remaining provisions shall remain in full force and effect.

SUBLESSOR:		SUBLESSEE:
Omniture, Inc.		The Active Network, Inc.
A Delaware corporation		A Delaware corporation

By:	/s/ Mike Herring	By:	/s/ Ray Wood

Name:	Mike Herring	Name:	Ray Wood

Title:	CFO/EVP	Title:	VP of Financial Operations

Date:		Date:	August 25, 2008

EXHIBIT A
Master Lease
[THE MASTER LEASE AND ITS AMENDMENTS CAN BE FOUND AS EXHIBITS 10.28A, 10.28B AND
10.28C TO THE REGISTRANT’S 10-K, FILED WITH THE COMMISSION ON FEBRUARY 29, 2008]

EXHIBIT B
Schedule of Furniture and Equipment

Active Inventory
Item/Description	Qty	Item/Description	Qty

4 Cupboards above / below counter for storage	l	Snack Vending Machine	l
Automatic Projection Screen	l	Soda Vending Machine	l
Bar Height Table	l	Tall - Wooden 5-shelf Bookcase	l
Cabinets for Storage	l	Video Wall	l
Counter Top	l	X Large Conference Table	l
cubicle bulletin board	l	1/2 sized cubes	2
cubicle overhead	l	Applicant Stations	2
Desk w/ 2 drawer and 1 drawer built in	l	Blk 3 Shelf Wooden Bookcase	2
Digital Projector in the Ceiling	l	Brn Wooden 2 Drawer Lat File	2
Fax Machine	l	Sm Overhead Bin	2
Huge White Board	l	WorkSpace Counter Top	2
Kitchen Counter Top w/ Sink	l	XSm White Board	2
Kitchen Counter Top w/ Sink and Disposal	l	Armoire	3
Large Cabinets for Storage	l	Beige 2-drawer lateral file	3
large Counter top with Storage Cabinets	l	Executive Desk w/o Return	3
Large Reception Desk	l	Large White Board	3
Large Round Conference Table	l	Small Beverage Fridge	3
LONG Counter/Buffett with Storage Cabinets	l	Blk 4 Drawer Lateral Files	4
Med Conf Table	l	Manager Desk	4
Med Oblong Conference Table	l	Small Overhead Shelves	4
Medium Grey Table	l	Small Square White Board	4
Medium Square White Board	l	Desk w/2 2-d rawer file cabs	5
Medium White Board	l	Executive Desk w/ Return	5
Mgrs Desk/Overhead/Armoire	l	Leather Conf Room Chair	5
Microwave	l	Rolling 2 Drawer File Cabinet	5
Nice Desk	l	Stackable Wooden Bar Stools	5
Opaque/Clear Windows	l	Overhead Shelves	8
Overhead Bin	l	Small Conference Table	8
Reception Counter	l	Beige 4 Drawer Lateral Files	10
Refridgerator/Freezer	l	Small White Board	11
Shredder	l	Stackable Wooden Chairs	11
Sm. Oblong conf Table	l	Identical Cubicles - Desk/Overhead/Armoire	12
Small Blue Table	l	Identicle Large Cubes	12
Small Bulletin Board	l	Identical Cubes (med Sized)	14
SMALL Counter/Buffett with Storage Cabinets	l	Matching Black Boardroom Chairs	14
Small Storage Cabinet	l	Side Chair	28
Small Wooden Table	l	Desk Chair	44

AMENDMENT to SUBLEASE
This Amendment (the “Amendment”), dated as of October 31, 2008 (the “Amendment Effective Date”) is to the Sublease dated as of August 25, 2008 (the “Original Sublease”) by and between Omniture, Inc. (“Sublessor”) and The Active Network, Inc. (“Sublessee”). Capitalized terms that are not defined herein shall be as defined in the Original Sublease, except “Sublease” shall be defined as the Original Sublease as modified by this Amendment. For good and valuable consideration, the receipt of which is acknowledged by each party, the parties agree as follows:
1.	Term. The parties seek to modify the Sublease so as to permit Sublessee to take possession of the Premises for the permitted use (described in section 9 of the Sublease) commencing as of the Commencement Date. Accordingly, section of the Original Sublease shall be deleted in its entirety and replaced with the following, new section 6:
6.	TERM.
The Term of this Sublease (the “Sublease Term”) shall commence as of December 11, 2008 (the “Commencement Date”) and end on January 31, 2013 (“Termination Date”) unless otherwise sooner terminated in accordance with the provisions of this Sublease. In the event the Term commences on a date other than the Commencement Date, Sublessor and Sublessee shall execute a memorandum setting forth the actual date of commencement of the Term. Possession of the Premises (“Possession”) shall be delivered to Sublessee on the Commencement Date and Sublessee may as of such date access the Premises for the permitted use (as described in section 9 below) which shall include, without limitation, completing any tenant improvements as permitted in Section 4 above and Sublessee’s IT/telco cabling and installations, furniture relocation, or reconfiguring. If for any reason Sublessor does not deliver Possession to Sublessee on the Commencement Date, then Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within fifteen (15) days after the Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least fifteen (15) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelled, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.
2.	Rent. The parties hereby agree that section 7.3 of the Original Sublease shall be deleted in its entirety and replaced with the following, new section 7.3 (with the understanding that the reference to section 7.3 in section 7.1 of the Sublease shall remain):
7.3	Monthly Rent. Notwithstanding the Minimum Rent definition set forth above, Sublessee shall pay to Sublessor as minimum rent during period commencing as of the Commencement Date through January 31, 2009 of amounts equal to twenty-two thousand three hundred eighteen dollars eighty cents ($22,318.80), pro-rated for the month of December 2008, ($14,399.23), and January 2009 ($22,318.80) (the “Monthly Rent”). Said amounts shall be paid as set forth in section 7.2 above, except that the amount due pursuant to subsection (b) of the previous sentence shall be due on the Commencement Date.
3.	Additional Rent. The parties hereby agree that section 7.4.1 of the Original Sublease shall be deleted in its entirety and replaced with the following, new section 7.4.1:
7.4.1	Commencing as of the Commencement Date, Sublessee shall (in addition to paying Monthly Rent and Minimum Rent, as applicable) pay to Sublessor as additional rent a portion of the annual Utilities Costs (as defined in the Master Lease) applicable to the Premises (calculated on a pro rata basis according to rentable square feet of the Premises and Tenant Premises).
4.	Consent by Landlord. This Amendment shall be of no force or effect unless Landlord consents to its terms within fifteen (15) days after execution hereof.

5.	No other modifications. Except as set forth herein, each party acknowledges that there are no modifications to the Original Sublease and affirms the applicability of all of the terms and conditions of the Original Sublease to the Sublease.

ACCEPTED AND AGREED:

Omniture, Inc.		The Active Network, Inc.

By:	/s/ Michael S. Herring	By:	/s/ Ray Wood

Name:	Michael S. Herring	Name:	Ray Wood

Title:	Chief Financial Officer	Title:	VP of Financial Ops

Date:		Date:	12/23/08